FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-86194

                                  $900,000,000

                               OMNICOM GROUP INC.
               Zero Coupon Zero Yield Convertible Notes Due 2032

                 PROSPECTUS SUPPLEMENT DATED SEPTEMBER 13, 2002
                        TO PROSPECTUS DATED JUNE 3, 2002

      The selling securityholders table on pages 32-33 of the prospectus is hereby further amended to update the information to include the following entities as selling securityholders in the prospectus and to list their total respective amounts of Zero Coupon Zero Yield Convertible Notes due 2032:

                                        AGGREGATE
                                     PRINCIPAL AMOUNT                           COMMON            COMMON
                                       OF NOTES AT         PERCENTAGE           STOCK             STOCK
                                      MATURITY THAT         OF NOTES        OWNED PRIOR TO      REGISTERED
NAME                                   MAY BE SOLD         OUTSTANDING        CONVERSION         HEREBY(1)
----                                 ----------------      -----------      --------------      ----------
Deutsche Bank AG-London                $ 8,000,000             *                  --              72,720
Deutsche Bank Securities Inc.(2)        33,800,000            3.8%                --             307,242

----------
*     Less than 1%

(1) Assumes conversion of all the holder's notes at a conversion rate of 9.09 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) This selling securityholder was previously listed as holding $15,600,000 of the notes. This information supersedes all prior information regarding Deutsche Bank Securities Inc.

      The preceding table has been prepared based upon information furnished to us by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and common stock may be known by certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change over time. Any changed information will be set forth in supplements of amendments to this prospectus.